EXHIBIT 99.1

For more information, contact:

Nancy Shipp (Investors) 206.388.3136
nancys@bluenile.com

Liz Powell (Media) 206.336.6755
lizpo@bluenile.com
Blue Nile Announces Appointment of Two New Board Members
SEATTLE, November 1, 2007 — Blue Nile, Inc. (Nasdaq: NILE) today announced the addition of Michael Potter and Steve Scheid to its Board of Directors. In connection with these appointments, the Board was expanded to eight members.
“We are delighted that Mike and Steve are joining our Board of Directors. Both are talented individuals who bring a broad range of strategic and leadership experience to our Board. This will be extremely valuable to our business as Blue Nile continues to grow in the years ahead,” said Mark Vadon, Blue Nile’s Chairman and Chief Executive Officer.
Potter brings extensive experience in retail management, strategic planning and finance to the Board. He served as the Chairman and Chief Executive Officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 through June 2005. Prior to serving as CEO, Potter held various positions at Big Lots, including the role of Chief Financial Officer. Prior to Big Lots, Potter’s retail experience included The Limited, Inc., May Department Stores, and Meier & Frank. Potter currently serves on the Board of Directors of Coldwater Creek, Inc., a triple channel retailer of women’s apparel, gifts and accessories. He holds an MBA from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon.
Scheid joins the Board with significant expertise in finance, retail strategies, risk management and investment services. He currently serves as the Chairman of Janus Capital Group, Inc., one of the largest investment management companies in the U.S. From April 2004 to December 2005, Scheid held the role of Chairman and Chief Executive Officer at Janus. Prior to his tenure at Janus, he held various executive positions at Charles Schwab & Co., including the role of Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group. Scheid currently serves on the Board of Directors of PMI Group, Inc., an international provider of credit enhancement products. He holds a B.S. from Michigan State University.
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry.  The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry.  Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process.  The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail.  Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk.  Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.